PENNZOIL-QUAKER STATE

COMPANY

                                                                                                                      NEWS

Public Relations Department

P.O. Box 2967

Houston, Texas 77252-2967

FOR IMMEDIATE RELEASE                                                       Contacts

                                                                                                           Media:         Ray Scippa

                                                                                                                                713/546-8942

                                                                                                           Investors:     Jay Roueche

                                                                                                                                713/546-4961

PENNZOIL-QUAKER STATE COMPANY COMPLETES

SALE OF SHREVEPORT REFINERY

            HOUSTON (April 30, 2001) – Pennzoil-Quaker State Company (NYSE: PZL) announced today that it has completed the sale of its Shreveport, Louisiana refinery and related assets to Calumet Lubricants Company, L.P. Financial terms of the transaction were not disclosed.

            "This is truly a transformational day for Pennzoil-Quaker State Company. With this transaction, we have essentially completed our program to sell non-strategic assets and businesses. We now go forward as the fully-focused automotive consumer products company that was envisioned with the formation of the company in 1998," said James J. Postl, president and chief executive officer.

            Calumet Lubricants Company, L.P. has headquarters in Indianapolis, Indiana. The company was founded in 1916 with the goal of producing the highest quality naphthenic specialty oils available. Today it operates specialty plants in Princeton, Cotton Valley, Louisiana and Rouseville, Pennsylvania, producing Hydrocal II Naphthenic Base Oils, Calsol process oils, waxes and a diverse array of solvents and specialty products.

            Pennzoil-Quaker State Company is a leading worldwide automotive consumer products company, marketing over 1,300 products with 20 leading brands in more than 90 countries. The company markets Pennzoil(R) and Quaker State(R) brand motor oils, the number one and number two selling motor oils in the United States. Jiffy Lube, a wholly owned subsidiary of Pennzoil-Quaker State Company, is the world's largest fast lube operator and franchiser. For more information about Pennzoil-Quaker State Company, visit its web site at http://www.pennzoil-quakerstate.com.